Exhibit 99.2

 Alpha and Omega Semiconductor Limited
Prepared Remarks for the Investor Conference Call
for the Quarter Ended September 30, 2022

November 3, 2022

Yujia Zhai

Good afternoon, everyone, and welcome to Alpha and Omega Semiconductor’s conference call to discuss fiscal 2023 first quarter financial results.  I am Yujia Zhai, Investor Relations representative for AOS.  With me today are Dr. Mike Chang, our CEO, Stephen Chang, our President, and Yifan Liang, our CFO.  This call is being recorded and broadcast live over the Web.  A replay will be available for seven days following the call via the link in the Investor Relations section of our website.

Our call will proceed as follows.  Mike will begin with strategic highlights.  Then, Stephen will provide business updates and a detailed segment report.  After that, Yifan will review the financial results and provide guidance for the December quarter.  Finally, we will have the question-and-answer session.

The earnings release was distributed over wire services today, November 3, 2022, after the close of market.  The release is also posted on the company's website.  Our earnings release and this presentation include non-GAAP financial measures.  We use non-GAAP measures because we believe they provide useful information about our operating performance that should be considered by investors in conjunction with the GAAP measures that we provide. A reconciliation of these non-GAAP measures to comparable GAAP measures is included in the earnings release.

We remind you that during this conference call, we will make certain forward-looking statements, including discussions of the business outlook and financial projections.  These forward-looking statements are based on management's current expectations and involve risks and uncertainties that could cause our actual results to differ materially from such expectations.  For a more detailed description of these risks and uncertainties, please refer to our recent and subsequent filings with the SEC.  We assume no obligations to update the information provided in today's call.

Now, I will turn the call over to our CEO, Dr. Mike Chang, to provide strategic highlights.  Mike?

Mike Chang (Chief Executive Officer)

Thank you, Yujia. I would like to welcome everyone to today's call. It is good to be speaking with all of you again.

Our fiscal Q1 results were in-line with our expectations. Revenue grew 11.5% year-over-year to a record high of $208.5 million. Non-GAAP gross margin was 35.4% and non-GAAP EPS was $1.20. We are pleased with these results. Looking forward, we expect to be impacted by an industry inventory correction, particularly in PCs and smartphones.

As a result, we anticipate our calendar Q4 2022 results to be somewhat weaker than the historical seasonality that we typically experience during this period. Our data suggests that this process will occur over the next couple quarters before orders begin to normalize and be more in balance with end consumer demand.

While our near-term results will be impacted somewhat, I think it’s important to highlight that our total PC revenue for calendar 2022, including our December quarter outlook, will actually grow slightly year-over-year against a 20% decline in PC units according to Digitimes. Our calendar 2022 Smartphone revenue is also expected to be up 15% year-over-year, despite that the global smartphone shipments is forecasted to decline 6.5% in 2022. This is due to our success in gaining share, increasing BOM content, and deliberately improving our product mix towards more premium tier products. This also demonstrates the strength of our business’s underlying fundamentals and the traction that we have gained in these two important markets. Even though PC and smartphone demand is slowing in the near term, these two markets will continue to be major components of consumer spending for a very long time.

Another example of our solid fundamentals is that our partnerships with Tier 1 customers and our share with them are the highest it’s ever been in our history. We believe this will make us more resilient in recessionary periods since premium tier products are typically less sensitive to slowdowns in the economy. Moreover, these relationships with our Tier 1 customers make us more attractive to prospective customers. Seeing our chip in a Tier 1 flagship device is the best marketing and advertising for AOS, because it provides the strongest testimony of the quality and capabilities of our products and services.  Over the last year, this has been a noticeable trend for us as more new customers approached us proactively and initiated request for product samples and meetings, instead of just our sales people going to them.

Another example is that we have a much more diversified product portfolio that’s serving a broader set of end markets, across consumer, commercial and industrial use cases with different business cycles. For example, one of our biggest growth areas over the past year has been Gaming, where we have leading share with the number 1 gaming console manufacturer. This business for us more than doubled year-over-year and is now a major revenue contributor for AOS and is expected to continue to grow even in a weakening consumer demand environment. We are seeing similar growth trends in multiple other new applications that Stephen will go into more detail in his section.

Finally, our business is a lot more diversified in terms of the geographies that we serve. In the beginning, when we were still small, the majority of our business was in Asia. Today, our customers are much more globally distributed, including Tier 1 customers in Europe and North America.

Diversification and proliferation of total solutions has been our strategy from day one and our execution has been paying off. Today, our business is more balanced with a stronger and more solid foundation.  With that said, while these qualities enhanced our resiliency, we recognize that we are not immune to global slowdowns in demand. To help de-risk some of the topline slowdown, we have already paused hiring of previously planned headcount growth and are taking active steps to reduce discretionary spending.

In closing, the current market environment doesn’t come to us as a surprise. Over our 22-year history, we have navigated many boom-and-bust cycles, surviving and thriving even when we were far smaller than we are now. Today, our market position is stronger than ever, supported by our leading technology, more diversified product portfolio, Tier 1 customer base in all of our business segments, expanding manufacturing capability and supply chain, dedicated and experienced management team and strong balance sheet.

More importantly, the underlying trends for more power that’s providing a tailwind to our business is here to stay.  The electrification of everything is just getting started and our power products sit at the forefront of that trend. We are confident that we can navigate the current economic environment and achieve our one-billion-dollar annual revenue target in the next couple of years, and are actively investing to position ourselves to achieve even more after that.

Thank you. I will now turn the call over to Stephen for an update on our business and a detailed segment report. Stephen?

Stephen Chang (President)

Thank you, Mike, and good afternoon, everyone.

Before I give a detailed overview of our segments, I want to expand on what Mike discussed around our new growth areas.

As Mike already mentioned, Gaming has been a major success story for us and we continue to expect very strong demand over the next year as our number 1 gaming console manufacturer ramps up production. Looking under the hood a bit, over the last year, we built a strong partnership with this customer through our great service and support on shipments during challenging times. Further, our products are significantly more differentiated at the higher-end performance bands, and since gaming consoles are essentially high-end performance PCs, our solutions provide significant competitive advantages against alternative products. Because of these factors, we have won multiple sockets across multiple products, including high performance MOSFETs as well as advanced Power ICs such as DrMOS and smart load switch products.

Another growth area that I want to highlight has been the success of our MOSFETs for Quick Chargers. AOS has a long history of providing high performance medium-voltage MOSFETs to address secondary side rectification in this fast-charging application, particularly as charging power has increased over time.  As a result of our focus on product performance and customer support, we have become a leading supplier in the number 1 U.S smartphone OEM.  Recently, we expanded our BOM footprint at this key customer to now also supplying the HV MOSFET for primary side rectification, thereby effectively tripling our BOM content with this customer application.

All of this have been made possible by our investment in R&D and new product programs that focus on the ability to offer our customers a total solutions portfolio that enables cross-selling and leverage the relationship and success of our existing customers.

I will now cover our segment results and provide some guidance for the next quarter.

Starting with Computing. Revenue was up 13.6% year-over-year, flat sequentially and represented 42.8% of total revenue. The year-over-year growth was driven by strong demand across several different applications but particularly data centers as this area showed significant growth year-over-year with the adoption of our high performance low and medium voltage MOSFETs by leading Cloud providers. In addition, graphics cards, tablets and notebooks continued to show strength.

Looking ahead, in the December quarter, we expect Computing segment revenue to be down over 20% sequentially driven largely by the inventory correction in PCs and to a smaller degree, seasonality. However, our total 2022 PC revenue is actually still expected to be up slightly year-over-year against a 20% annual decline in global PC volumes as a result of share gains and higher device BOM content. I think our investors should keep this in mind when analyzing these results as the fundamentals of our PC business has never been stronger. Data centers and tablets are expected to remain strong next quarter, which helps dampen some of the softness in PCs. AOS offers performance MOSFETs with an elevated Safe Operating Area designed to deliver high reliability for data center infrastructure.

Turning to the Consumer segment, revenue was up 11.0% year-over-year and 23.0% sequentially, and represented 21.7% of total revenue. These results were in-line with our expectations driven by record Gaming volumes which grew 122.7% year-over-year and 70.2% sequentially. Looking ahead, we anticipate our consumer segment to remain strong with low-double-digit growth sequentially driven by continued record Gaming shipments, particularly from the #1 gaming console manufacturer, where we have leading share.

Next, let’s discuss the Communications segment, which was up 21.8% year-over-year and 5.1% sequentially and represented 15.1% of total revenue. This segment delivered strong growth as the September quarter is typically our peak season for smartphone shipments, especially as our #1 U.S smartphone customer normally refreshes their devices during this quarter. Our growth was also driven by share gains at this customer in the premium tier. In fact, we have strong share in high-end models in all three of our markets in U.S., Korea, and China. This is due to our ability to serve the high-end market with our high-performance battery protection products as well as strong partnerships with our customers.

In the December quarter, we expect this segment to decrease high-single-digits as a result of the industry smartphone inventory correction, particularly in China. Our business in the U.S. market is still expected to be strong, with Korea about flat. Offsetting lower smartphone demand somewhat is growth in telecom 5G infrastructure.

Now, let’s talk about our last segment, Power Supply and Industrial, which accounted for 19.6% of total revenue. This segment was up 8% year-over-year and 14.3% sequentially.  The increase was mainly due to share gains in quick chargers at the leading U.S. phone maker and growth in Power tools. For the December quarter, we anticipate this segment to grow high-single-digits sequentially, mostly from continued growth of quick chargers as we expand our designs in multiple devices with the leading U.S. phone maker.

In closing, we are not immune to the overall market and inventory correction. However, we believe our business is a lot more resilient than the old AOS as we have a much more diversified product portfolio servicing multiple end markets and record number of Tier 1 customers and market share. Further, we continue to execute our product and technology roadmaps, enhancing our diversified manufacturing capability and deepening strategic customer relationships, which should result in growth as the market recovers.

With that, I will now turn the call over to Yifan for a discussion of our fiscal first quarter financial results and our outlook for the next quarter.

Yifan Liang (Chief Financial Officer)

Thank you, Stephen.  Good afternoon everyone and thank you for joining us.

Revenue for the quarter was $208.5 million, up 7.5% sequentially and up 11.5% year-over-year.  In terms of product mix, both product lines continued to grow.  DMOS revenue was $145.1 million, up 4.5% sequentially and up 11.1% over last year.  Power IC revenue was $61.8 million, up 16.3% from the prior quarter and up 18.0% from a year ago.  Assembly service revenue was $1.6 million, as compared to $2.0 million last quarter and $4.0 million for the same quarter last year.

As Mike mentioned, non-GAAP gross margin was 35.4%, compared to 33.8% in the prior quarter and 35.3% a year ago.  The quarter-over-quarter increase in non-GAAP gross margin was mainly driven by better production absorption at our assembly and test facility in Shanghai.  In the June quarter, our Shanghai factory was partially shut down due to the citywide COVID lock down. Since July, our Shanghai facility has been operating at normal capacity.

Non-GAAP operating expenses were $36.6 million, compared to $36.7 million for the prior quarter and $35.1 million last year.  Holding our non-GAAP operating expenses flat reflects our measures to control discretionary expenses and costs.

As such, non-GAAP quarterly EPS was $1.20 per share, compared to $0.95 last quarter and $1.06 a year ago.

Moving on to cash flow, we continue to generate healthy cash flow.  GAAP operating cash flow was $36.7 million, which included $3.3 million net refund of customer deposits.  By comparison, operating cash flow in the prior quarter was $25.7 million, which included $3.4 million net customer deposits.  Operating cash flow on a stand-alone basis for AOS a year ago was $84.4 million, which included $40.2 million customer deposits.  Consolidated EBITDAS was $45.5 million, compared to $36.9 million last quarter and $45.3 million last year.

Let me turn to our balance sheet.

We completed the September quarter with a cash balance of $316.1 million, compared to $314.4 million at the end of last quarter.  The cash balance a year ago was $231.6 million, excluding $20.9 million at the JV Company.

Net trade receivables were reduced to $55.8 million from $65.7 million at the end of the prior quarter.  The quarter-over-quarter decrease was due to the higher balance in the prior quarter caused by uneven shipments toward the second half of the June quarter as our Shanghai facility was partially shut down due to COVID.  Days Sales Outstanding for the September quarter were 30 days, compared to 26 days last quarter.

Net inventory was up slightly to $164.9 million at quarter-end versus $158.0 million last quarter and $163.4 million last year.  The quarter-over-quarter increase was mainly in raw materials.  Average days in inventory were 106 days, compared to 104 days in the prior quarter.

Finally, Property, Plant and Equipment was $339.5 million, up from $318.7 million last quarter.  The fixed assets balance a year ago was $175.1 million, excluding $266.2 million at the JV Company.  CapEx for the quarter was $40.3 million.  We expect CapEx to drop to a $30 million level in the December quarter.  To update you, our Oregon fab expansion project continued to make progress in equipment installation and qualification, and we anticipate additional capacity to come online in the March quarter of 2023.

Now, I would like to discuss December quarter guidance.

We expect:

●	Revenue to be approximately $195 million, plus or minus $3 million.
●
GAAP gross margin to be 30.0%, plus or minus 1%.  We anticipate non-GAAP gross margin to be 31.0%, plus or minus 1%.  The quarter-over-quarter decrease mainly reflects the impact of the expected product mix changes and lower factory production absorption due to the current inventory correction. In addition, this guidance also reflects normal seasonality for the December quarter.

●	GAAP operating expenses to be in the range of $43.5 million, plus or minus $1 million. Non-GAAP operating expenses are expected to be in the range of $34.5 million, plus or minus $1 million.
●	Interest expense to be approximately $1.0 million, and
●	Income tax expense to be in the range of $1.2 million to $1.4 million.

With that, we will now open the call for questions.  Operator, please start the Q&A session.

Closing:
This concludes our earnings call today.  Thank you for your interest in AOS and we look forward to talking to you again next quarter.

Special Notes Regarding Forward Looking Statements

This script contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management's judgment, beliefs, current trends, and anticipated product performance.  These forward looking statements include, without limitation, statements relating to projected amount of revenues, gross margin, operating expenses, operating income, tax expenses, net income, noncontrolling interest and share-based compensation expenses, production ramp up costs and annual revenue and growth objectives; statements regarding expected financial performance of market segments; the macroeconomic conditions and our ability to mitigate economic downturns; the global capacity constraint; our ability and strategy to develop new products; the Oregon fab expansion project and anticipated timing; projected annual revenue target; fluctuation in customer demand and market segments; our share of Tier 1 customer, our ability to control and maintain manufacturing capacity; the execution of our business plan and strategies; and other information regarding the future development of our business. Forward looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, the impact of COVID-19 pandemic on our business operation; our lack of control over the JV Company; our ability to develop and succeed in the digital power business; difficulties and challenges in executing our diversification strategy into different market segments; new tariffs on goods from China; ordering pattern and seasonality; our ability to introduce or develop new and enhanced products that achieve market acceptance; decline of the PC industry and our ability to respond to such decline; the actual product performance in volume production, the quality and reliability of our product, our ability to achieve design wins, the general business and economic conditions, the state of semiconductor industry and seasonality of our markets, our ability to maintain factory utilization at a desirable level; and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2022 filed by AOS. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements.  Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements.  You should not place undue reliance on these forward-looking statements.  All information provided in this press release is as of today's date, unless otherwise stated, and AOS undertakes no duty to update such information, except as required under applicable law.